UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 5, 2014 (April 29, 2014)
(Date of Earliest Event Reported)

PANACHE BEVERAGE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-52670	20-2089854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Fifth Avenue, 3rd Floor
New York, NY 10011
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 480-7479

____________________________________
(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 29, 2014, the Company elected Thomas G. Smith as Chief Financial Officer of the Company and entered into an employment agreement with Mr. Smith (the “Agreement”).

The Agreement will expire on April 29, 2016, unless sooner terminated or extended. Mr. Smith will be employed by the Company as Chief Financial Officer of the Company. Under the terms of the Agreement, Mr. Smith will receive an annual base salary of $120,000 and was paid a signing bonus of $20,000. In addition, during the employment period the Company will pay Mr. Smith a minimum guaranteed quarterly cash bonus of 2.5% of Mr. Smith’s base salary. The Board of Directors, in its sole discretion, may authorize additional cash bonuses to Mr. Smith based upon performance criteria set by the Board.

The employment agreement terminates upon the earliest to occur of: (i) the death of the employee; (ii) a termination by the Company by reason of the disability of the employee; (iii) a termination by the Company with or without cause; or (iv) a termination by the employee with or without good reason. Upon the termination by the Company without cause or upon the death or disability of Mr. Smith, or by Mr. Smith with good reason, Mr. Smith will be entitled to: (i) any accrued but unpaid salary or bonus or unreimbursed expenses; (ii) severance payments equal either three or four months base salary, depending upon how far into the term of the Agreement that the termination occurs; (iii) the continuation of health benefits for a period of six (6) months; and (iv) any benefits provided under the Company’s executive benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant, and settlement of any equity awards in accordance with the terms of such equity awards.

The foregoing does not purport to be a complete description of the Agreement and is qualified by reference to the full text of such documents, a copy of which will be filed with the Company's next Quarterly Report on Form 10-Q.

Mr. Smith, age 54, brings over 20 years of financial and accounting experience to the Company. From June 2010 until April 2014, Mr. Smith served as Chief Financial Officer of Newport International, LLC, a multi-division/multi-locations international import/export distribution and food and beverage manufacturing organization with annual sales of $100 million. From May 2006 until December 2009, Mr. Smith served as Vice President of Finance and Accounting of HYP Network, LLC, a multi divisions/multi-locations print ad and multi-media marketing organization with operations in 11 metro areas throughout the United States. From January 2000 until May 2006, Mr. Smith served as Chief Financial Officer of Futronix Group, Inc., an ISO 9001/2000 electronics OEM and EC manufacturer servicing large multi-national and government contractor customers with annual sales of $25 million. Mr. Smith graduated from Embry Riddle University with a BS degree in PA Business Management, with a Concentration in Finance & Accounting. Mr. Smith filed for personal bankruptcy protection in 2008, which case was dismissed for lack of an adequate plan. There are no arrangements or understandings between Mr. Smith and any other person pursuant to which Mr. Smith was selected as an officer of the Company. There are no family relationships between the Company and Mr. Smith.

Item 7.01  Regulation FD Disclosure.

On May 5, 2014, the Company issued a press release announcing the appointment of Mr. Smith as Chief Financial Officer of the Company. A copy of this press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits:

(a) Financial Statements - Not Applicable

(b) Pro-Forma Financial Information - Not Applicable

(c) Shell Company Transactions - Not Applicable

(d) Exhibits:

99.1	Press Release dated May 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PANACHE BEVERAGE, INC.

Dated: May 5, 2014	By:	/s/ Michael Romer
Michael Romer
Interim Chief Executive Officer